Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
International Steel Group Inc.:

We consent to the use of our reports with respect to the consolidated financial statements and related schedule of International Steel Group Inc. and subsidiaries included herein and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG LLP

Cleveland, Ohio
May 25, 2004